Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2021 Financial Results
ALEXANDRIA, Louisiana., April 29, 2021, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2021.
Net income for the first quarter of 2021 was $8.1 million, or $1.10 per diluted common share ("EPS"), an increase of $804,000, or 11.1%, compared to $7.3 million, or $0.99 EPS, for the fourth quarter of 2020, and an increase of $1.3 million, or 19.6%, compared to $6.7 million, or $0.92 EPS, for the first quarter of 2020. For the first quarter of 2021, the quarterly return on assets was 1.20% and the quarterly return on equity was 11.36%.
First Quarter 2021 Performance and Operational Highlights
The first quarter of 2021 included record-high quarterly net income, the implementation of the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") Second Draw loans, an increase to the quarterly cash dividend, stock repurchase activity, and executive management and board member changes. Economic activity in Louisiana improved due to an easing of the Louisiana COVID-19 pandemic restrictions, the rollout of COVID-19 vaccines, and the distribution of additional government stimulus funds.
•Net income for the first quarter of 2021 was $8.1 million, $804,000 higher than the prior quarter primarily due to lower provision for loan loss expense, partially offset by lower PPP loan income.
•Assets increased $178.0 million in the first quarter of 2021 to $2.82 billion as of March 31, 2021, driven by a $174.9 million increase in deposits. Deposits increased as a result of customers receiving funds from government stimulus programs, customers depositing the proceeds from their PPP Second Draw ("PPP2") loans, and customers maintaining larger deposit balances, partially offset by the normal seasonal drawdowns as public entity customers distributed their year-end funds to other organizations.
•Red River Bank has participated in the SBA PPP. In the first quarter of 2021, forgiveness of PPP First Draw ("PPP1") loans was offset by the issuance of PPP2 loans. Total PPP loans outstanding were consistent between March 31, 2021 and December 31, 2020. PPP loan income for the first quarter of 2021 was $2.1 million, $891,000 lower than $3.0 million for the prior quarter.
•The net interest margin fully tax equivalent ("FTE") for the first quarter of 2021 was 2.76%, compared to 3.08% for the prior quarter. The net interest margin for the first quarter of 2021 was negatively impacted by a higher level of low yielding short-term liquid assets, combined with lower PPP loan income.
•Mortgage loan production remained strong with the low mortgage interest rate environment resulting in continued mortgage refinancing activity. Mortgage loan income for the first quarter of 2021 was $2.9 million, $203,000 higher than the prior quarter.
•Brokerage income for the first quarter of 2021 was $834,000, a quarterly record-high level.
•Nonperforming assets ("NPA(s)") decreased $602,000 in the first quarter and were $3.6 million, or 0.13% of assets as of March 31, 2021. Due to positive asset quality trends, the rollout of COVID-19 vaccines, and the easing of pandemic-related restrictions on businesses, the provision for loan losses for the first quarter of 2021 was $1.5 million, compared to $2.7 million for the prior quarter. As of March 31, 2021, the allowance for loan losses ("ALL") was $19.4 million, or 1.21% of loans held for investment ("HFI") and 1.31%(1) of non-PPP loans HFI (non-GAAP).
•We increased the quarterly cash dividend to $0.07 per common share.
•In accordance with the stock repurchase program implemented in the third quarter of 2020, we repurchased 19,661 shares of our common stock in the first quarter of 2021 at an aggregate cost of $1.0 million.
•Various executive management changes at Red River Bank occurred. Jeffrey R. Theiler stepped down as Senior Vice President and Chief Operations Officer for Red River Bank. Bridges Hall transitioned from being Northwest Market President to Senior Vice President and Credit Policy Officer. Jennifer Elliott joined Red River Bank as the Northwest Market President.
•Various changes occurred with the Boards of Directors of the Company and Red River Bank. Anna Brasher Moreau, DDS, MS, was appointed to the boards of the Company and Red River Bank. John C. Simpson transitioned from his role as Chairman of the Board of the Company and Red River Bank to Chair Emeritus and is also remaining a member on both boards. Teddy R. Price was elected by the board to serve as Chair of the Board of the Company and Red River Bank.
•In April 2021, the Company decided to invest in the JAM FINTOP Banktech, L.P. fund to strategically develop partnerships as we build the Bank's digital offerings.

____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Blake Chatelain, President and Chief Executive Officer, stated, "The first quarter of 2021 was busy on many fronts. Economic activity in our markets is slowly returning to pre-COVID-19 levels, our mortgage and brokerage volume was solid, lending activity picked up, and core relationship growth was steady. Mortgage loan activity and income continues at high levels. Our lenders processed PPP1 loan forgiveness applications while also implementing the PPP2 loan program. In keeping with our long-term relationship approach, we experienced robust deposit growth which was driven by both our legacy and new customers.
"We are pleased with the record-high earnings and solid balance sheet growth in the first quarter of 2021. Due to our financial results and capital levels, we increased the quarterly cash dividend to $0.07 per share for the first quarter of 2021 and were active with the stock buyback program.
"We are pleased to welcome Bridges Hall back to the Credit Policy Officer position, a position he had previously held for 2 years. We also welcome Jennifer Elliott as our new Northwest Market President. Jennifer has over 20 years of banking experience and knows the northwest Louisiana region very well.
"We also had various board member changes in the first quarter. We welcome Dr. Anna Moreau as a new board member and believe that she will add great value to our Company with her perspective and insight. Also, after 22 years as chair of our board, John Simpson passed along that responsibility. We are deeply grateful for his leadership, knowledge, and dedication to our Company since its founding. Teddy Price, also a founding board member, was elected as our new board chair, and we look forward to his guidance and leadership.
"All of us are hopeful that the transition to pre-COVID-19 normal life continues in 2021. Loan demand, while increasing, is still tepid and liquidity levels are high for most banks. Our first quarter results are encouraging, and we are cautiously optimistic that by the end of the year, the economy will have returned to pre-pandemic levels."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the first quarter of 2021 were negatively impacted by lower PPP loan income. The net interest margin FTE was also impacted by a higher level of low yielding short-term liquid assets. For the first quarter of 2021, deposit growth resulted in additional liquidity which was deployed primarily into interest-bearing deposits in other banks and also into securities.
Average PPP loans outstanding, net of deferred income, for the first quarter of 2021 were $108.3 million, which was $52.8 million lower than the prior quarter. PPP loans have a 1.0% interest rate, and PPP origination fees totaled $9.5 million, or 3.73% of originated PPP loans. PPP loan origination fees are recorded to interest income over the 24- or 60-month loan term, for PPP1 and PPP2, respectively, or until the loans are forgiven by the SBA. When PPP loan forgiveness payments are received in full, the remaining portion of origination fees are recorded to income. Through March 31, 2021, we had received $132.1 million in SBA forgiveness and borrower payments on 78.6% of the 1,384 PPP1 loans originated. For the first quarter of 2021, PPP loan interest and fees totaled $2.1 million, resulting in a 7.97% yield, compared to $3.0 million in interest and fees and a 7.45% yield for the prior quarter.
Net interest income for the first quarter of 2021 was $17.6 million, which was $1.1 million, or 5.7%, lower than the fourth quarter of 2020, due to a $1.3 million decrease in interest and dividend income, partially offset by a $278,000 decrease in interest expense. The decrease in interest and dividend income was primarily due to an $891,000 decrease in PPP loan income and a $549,000 decrease in non-PPP loan income for the first quarter of 2021 compared to the prior quarter. PPP loan income decreased primarily due to lower origination fees recorded as a result of a decrease in PPP loan forgiveness payments received in the first quarter of 2021, compared to the fourth quarter of 2020. Non-PPP loan income decreased due to a lower yield on loans compared to the prior quarter. Interest expense decreased as a result of our adjustments to rates on interest-bearing deposits in the first quarter of 2021.
The net interest margin FTE decreased 32 basis points ("bp(s)") to 2.76% for the first quarter of 2021, compared to 3.08% for the prior quarter. Contributing to this decrease was a 16 bp decrease in the yield on loans due to an $891,000 decrease in PPP loan income compared to the prior quarter, combined with the continued impact of the lower interest rate environment on new and renewed non-PPP loans. The net interest margin FTE was also impacted by additional funds that were deployed into interest-bearing deposits in other banks at low yields during the first quarter. Average interest-bearing deposits in other banks, yielding 0.09%, were $447.3 million which was $207.3 million, or 86.4%, higher than the prior quarter and were 17.1% of average earning assets. The yield on tax-exempt securities decreased 17 bps as a result of purchasing tax-exempt municipal securities during the first quarter with lower yields which further impacted the net interest margin FTE. The resulting yield on interest-earning assets was 2.94% for the first quarter of 2021, compared to 3.32% for the fourth quarter of 2020. The cost of deposits was 0.27% for the first quarter of 2021, compared to 0.33% for the prior quarter. The cost of deposits was lower for the first quarter due to a 12 bp decrease in the rate on interest-bearing deposits as a result of our adjustments to deposit rates.
Excluding PPP loan income, net interest income (non-GAAP) for the first quarter of 2021 was $15.5 million,(1) which was $179,000, or 1.1%, lower than the fourth quarter of 2020. Also, with PPP loans excluded for the first quarter of 2021, the yield on non-PPP loans (non-GAAP) was 4.05%,(1) and the net interest margin FTE (non-GAAP) was 2.53%.(1) PPP loans had a 26 bp accretive impact to the yield on loans and a 23 bp accretive impact to the net interest margin FTE in the first quarter of 2021.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Provision for Loan Losses
The provision for loan losses for the first quarter of 2021 was $1.5 million, which was $1.2 million lower than $2.7 million for the prior quarter. This decrease was due to positive asset quality trends, the availability of COVID-19 vaccines, and the easing of pandemic restrictions on businesses in Louisiana. As we continue to monitor the economy for signs that recovery is underway, we expect to return to pre-COVID-19 provision expense levels.
Noninterest Income
Noninterest income totaled $6.8 million for the first quarter of 2021, an increase of $582,000, or 9.4%, compared to $6.2 million for the previous quarter. The increase was mainly due to increased brokerage income, higher mortgage loan income, and higher loan and deposit income.
Brokerage income for the first quarter of 2021 was a quarterly record-high of $834,000, an increase of $236,000, or 39.5%, compared to $598,000 for the previous quarter. This increase was primarily due to an increase in sales activity and additional funds invested by existing clients.
Mortgage loan income for the first quarter of 2021 was $2.9 million, an increase of $203,000, or 7.6%, compared to $2.7 million in the previous quarter. Due to the low mortgage interest rate environment, mortgage activity continued at high levels.
Loan and deposit income totaled $473,000 for the first quarter of 2021, an increase of $112,000, or 31.0%, from the prior quarter. This increase was primarily related to $110,000 of nonrecurring commercial real estate loan fees in the first quarter of 2021.
Operating Expenses
Operating expenses for the first quarter of 2021 totaled $13.2 million, a decrease of $173,000, or 1.3%, compared to $13.3 million for the previous quarter. This decrease was mainly due to lower legal and professional expenses and data processing expense, partially offset by an increase in other taxes.
Legal and professional expenses totaled $368,000 for the first quarter of 2021, down $186,000, or 33.6%, from the previous quarter. This decrease was due to lower attorney, compliance, and accounting expenses in the first quarter of 2021.
Data processing expense decreased $108,000, or 21.9%, to $385,000 for the first quarter of 2021 compared to $493,000 for the previous quarter. This decrease was mainly due to receipt of a $173,000 nonrecurring refund from our data processing center in the first quarter of 2021.
Other taxes totaled $525,000 for the first quarter of 2021, up $100,000, or 23.5%, from the previous quarter. This increase was due to a $101,000 increase in State of Louisiana bank stock tax resulting from higher deposit account balances and higher net income for the applicable tax years.
Asset Overview
As of March 31, 2021, assets totaled $2.82 billion, which was $178.0 million, or 6.7%, higher than $2.64 billion as of December 31, 2020. This increase was primarily due to a $174.9 million increase in deposits in the first quarter. Because deposit growth exceeded loan growth, excess funds were deployed primarily into interest-bearing deposits in other banks and also into securities. Interest-bearing deposits in other banks increased $148.5 million to $566.1 million and were 20.9% of earning assets as of March 31, 2021. Securities available-for-sale increased $17.7 million to $515.9 million and were 19.0% of earning assets as of March 31, 2021. The loans HFI to deposits ratio was 63.69% as of March 31, 2021, compared to 67.87% as of December 31, 2020.
Assets excluding PPP loans, net of deferred income (non-GAAP) as of March 31, 2021, totaled $2.70 billion(1) which was $177.1 million, or 7.0%, higher than $2.52 billion(1) as of December 31, 2020. The non-PPP loans HFI to deposits ratio (non-GAAP) was 58.95%(1) as of March 31, 2021, compared to 62.81%(1) as of December 31, 2020.
Loans
Loans HFI as of March 31, 2021, were $1.60 billion, an increase of $13.6 million, or 0.9%, from December 31, 2020. As of March 31, 2021, PPP loans totaled $119.4 million, net of $3.4 million in deferred income, and were 7.5% of loans HFI. As of March 31, 2021, non-PPP loans were $1.48 billion,(1) an increase of $12.7 million, or 0.9%, from December 31, 2020.
In the second quarter of 2020, Red River Bank originated 1,384 PPP1 loans totaling $199.0 million, with an average loan size of $144,000. We began accepting PPP1 loan forgiveness applications on September 14, 2020, and in the fourth quarter of 2020, we began receiving PPP1 loan forgiveness payments from the SBA. As of March 31, 2021, we had received $132.1 million in SBA forgiveness and borrower payments on 78.6% of the 1,384 PPP1 loans originated. Through April 20, 2021, we had received $137.4 million in SBA forgiveness and borrower payments on 80.1% of the 1,384 PPP1 loans originated.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

With the passing of the Economic Aid Act in December of 2020, Red River Bank issued additional PPP1 loans and new PPP2 loans in the first quarter of 2021. As of March 31, 2021, new PPP1 loans were minimal, and we originated 436 PPP2 loans totaling $52.6 million, with an average size of $121,000. PPP2 loans resulted in $2.4 million of gross origination fees, yielding 4.64%.
During 2020, we began granting loan payment deferments for requesting borrowers impacted by pandemic-related economic shutdowns. As of March 31, 2021, $9.7 million, or 0.7% of non-PPP loans HFI (non-GAAP), remained on active deferral and were deferrals of principal payments only, compared to $12.5 million, or 0.8% of non-PPP loans HFI (non-GAAP), as of December 31, 2020.
We have identified certain sectors within our portfolio that we believe have a heightened overall level of risk due to pandemic-related macro-economic conditions. The following table shows non-PPP loans HFI (non-GAAP) in these sectors:

	March 31, 2021
	Loans
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Hospitality services:
Hotels and other overnight lodging	$26,477	1.8%
Restaurants - full service	12,258	0.8%
Restaurants - limited service	12,235	0.8%
Other	7,130	0.5%
Total hospitality services	$58,100	3.9%

Retail trade (excluding automobile dealers)	$21,336	1.4%

Energy	$29,916	2.0%
Loan payment deferments in the hospitality services sector represent 86.2% of our active deferrals. As of March 31, 2021, active deferrals in the hospitality services sector were $8.4 million, or 0.6% of non-PPP loans HFI (non-GAAP), compared to $8.1 million, or 0.6% of non-PPP loans HFI (non-GAAP), as of December 31, 2020.
The following table shows non-PPP loans HFI (non-GAAP) in other non-industry specific areas that we believe may be affected by the pandemic:

	March 31, 2021
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Loans collateralized by non-owner occupied properties leased to retail establishments	$42,681	2.9%

Credit card loans:
Commercial	$1,752	0.1%
Consumer	913	0.1%
Total credit card loans	$2,665	0.2%
Our health care loans are made up of a diversified portfolio of health care providers. As of March 31, 2021, health care credits were 9.8% of non-PPP loans HFI (non-GAAP), with nursing and residential care loans and loans to physician and dental practices of 4.0% and 5.7%, of non-PPP loans HFI (non-GAAP), respectively. The average loan size was $294,000. Health care deferral requests were minimal, and as of March 31, 2021, there were no health care credits with active deferrals.
Asset Quality and Allowance for Loan Losses
NPAs totaled $3.6 million as of March 31, 2021, down $602,000, or 14.3%, from December 31, 2020, primarily due to the payoff of nonaccrual loans and the sale of foreclosed assets. The ratio of NPAs to total assets improved to 0.13% as of March 31, 2021, from 0.16% as of December 31, 2020.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

As of March 31, 2021, the ALL was $19.4 million. The ratio of ALL to loans HFI was 1.21% as of March 31, 2021, and 1.13% as of December 31, 2020. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.31%(1) as of March 31, 2021, and 1.22%(1) as of December 31, 2020. The net charge-off ratio was 0.00% for the first quarter of 2021 and 0.06% for the fourth quarter of 2020.
Deposits
Deposits as of March 31, 2021, were $2.52 billion, an increase of $174.9 million, or 7.5%, compared to December 31, 2020. Average deposits for the first quarter of 2021 were $2.42 billion, an increase of $177.0 million, or 7.9%, from the prior quarter. This increase was a result of customers receiving funds from government stimulus programs, customers depositing the proceeds from their PPP2 loans, and customers maintaining larger deposit balances, partially offset by the normal seasonal drawdowns as public entity customers distributed their year-end funds to other organizations. Noninterest-bearing deposits totaled $1.02 billion as of March 31, 2021, up $71.7 million, or 7.6%, from December 31, 2020. As of March 31, 2021, noninterest-bearing deposits were 40.37% of total deposits. Interest-bearing deposits totaled $1.50 billion as of March 31, 2021, up $103.2 million, or 7.4%, compared to December 31, 2020.
Stockholders’ Equity
Total stockholders’ equity decreased to $284.9 million as of March 31, 2021, from $285.5 million as of December 31, 2020. The $567,000 decrease in stockholders’ equity during the first quarter of 2021 was attributable to a $7.3 million, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, the repurchase of 19,661 shares of common stock for $1.0 million, and $511,000 in cash dividends, partially offset by $8.1 million of net income and $149,000 of stock compensation. We paid a quarterly cash dividend of $0.07 per share on March 25, 2021.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

Net Income	$8,065	$7,261	$6,745

Per Common Share Data:
Earnings per share, basic	$1.10	$0.99	$0.92
Earnings per share, diluted	$1.10	$0.99	$0.92
Book value per share	$38.99	$38.97	$36.08
Tangible book value per share(1)	$38.78	$38.76	$35.87
Cash dividends per share	$0.07	$0.06	$0.06
Shares outstanding	7,306,747	7,325,333	7,322,532
Weighted average shares outstanding, basic	7,317,995	7,325,333	7,313,279
Weighted average shares outstanding, diluted	7,337,151	7,343,859	7,351,409

Summary Performance Ratios:
Return on average assets	1.20%	1.13%	1.36%
Return on average equity	11.36%	10.23%	10.53%
Net interest margin	2.69%	3.01%	3.36%
Net interest margin FTE	2.76%	3.08%	3.41%
Efficiency ratio	54.02%	53.66%	57.40%
Loans HFI to deposits ratio	63.69%	67.87%	83.77%
Noninterest-bearing deposits to deposits ratio	40.37%	40.32%	35.15%
Noninterest income to average assets	1.01%	0.97%	0.95%
Operating expense to average assets	1.96%	2.08%	2.41%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.13%	0.16%	0.30%
Nonperforming loans to loans HFI	0.18%	0.21%	0.36%
Allowance for loan losses to loans HFI	1.21%	1.13%	0.99%
Net charge-offs to average loans	0.00%	0.06%	0.00%

Capital Ratios:
Total stockholders' equity to total assets	10.10%	10.80%	13.14%
Tangible common equity to tangible assets(1)	10.05%	10.75%	13.07%
Total risk-based capital to risk-weighted assets	18.87%	18.68%	18.18%
Tier 1 risk-based capital to risk-weighted assets	17.66%	17.55%	17.21%
Common equity Tier 1 capital to risk-weighted assets	17.66%	17.55%	17.21%
Tier 1 risk-based capital to average assets	10.43%	10.92%	12.89%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
ASSETS
Cash and due from banks	$36,856	$29,537	$31,422	$31,097	$31,858
Interest-bearing deposits in other banks	566,144	417,664	239,466	210,254	48,605
Securities available-for-sale	515,942	498,206	467,744	413,246	401,944
Equity securities	3,951	4,021	4,032	4,032	3,998
Nonmarketable equity securities	3,447	3,447	3,445	3,441	1,354
Loans held for sale	18,449	29,116	23,358	14,578	6,597
Loans held for investment	1,602,086	1,588,446	1,649,272	1,615,298	1,447,362
Allowance for loan losses	(19,377)	(17,951)	(16,192)	(14,882)	(14,393)
Premises and equipment, net	46,950	46,924	44,501	41,465	41,711
Accrued interest receivable	6,460	6,880	6,617	6,492	5,240
Bank-owned life insurance	22,546	22,413	22,270	22,131	21,987
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,053	4,154	4,255	4,355	4,454
Other assets	11,619	8,231	9,192	8,813	8,438
Total Assets	$2,820,672	$2,642,634	$2,490,928	$2,361,866	$2,010,701

LIABILITIES
Noninterest-bearing deposits	$1,015,350	$943,615	$923,286	$858,397	$607,322
Interest-bearing deposits	1,499,925	1,396,745	1,270,654	1,210,925	1,120,460
Total Deposits	2,515,275	2,340,360	2,193,940	2,069,322	1,727,782
Accrued interest payable	1,699	1,774	1,805	1,994	2,307
Lease liabilities	4,138	4,233	4,327	4,419	4,511
Accrued expenses and other liabilities	14,649	10,789	12,778	15,014	11,926
Total Liabilities	2,535,761	2,357,156	2,212,850	2,090,749	1,746,526
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	67,093	68,055	68,055	68,177	68,177
Additional paid-in capital	1,638	1,545	1,487	1,429	1,333
Retained earnings	216,511	208,957	202,136	195,291	188,877
Accumulated other comprehensive income (loss)	(331)	6,921	6,400	6,220	5,788
Total Stockholders' Equity	284,911	285,478	278,078	271,117	264,175
Total Liabilities and Stockholders' Equity	$2,820,672	$2,642,634	$2,490,928	$2,361,866	$2,010,701

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,165	$18,605	$16,466
Interest on securities	1,890	1,834	1,791
Interest on federal funds sold	22	28	113
Interest on deposits in other banks	100	58	206
Dividends on stock	1	1	4
Total Interest and Dividend Income	19,178	20,526	18,580
INTEREST EXPENSE
Interest on deposits	1,587	1,865	2,492
Total Interest Expense	1,587	1,865	2,492
Net Interest Income	17,591	18,661	16,088
Provision for loan losses	1,450	2,675	503
Net Interest Income After Provision for Loan Losses	16,141	15,986	15,585
NONINTEREST INCOME
Service charges on deposit accounts	1,059	1,107	1,228
Debit card income, net	1,046	1,011	755
Mortgage loan income	2,882	2,679	889
Brokerage income	834	598	744
Loan and deposit income	473	361	300
Bank-owned life insurance income	133	143	142
Gain (Loss) on equity securities	(70)	(11)	63
Gain (Loss) on sale of securities	159	93	383
SBIC income	241	207	178
Other income	18	5	49
Total Noninterest Income	6,775	6,193	4,731
OPERATING EXPENSES
Personnel expenses	8,021	8,089	7,348
Occupancy and equipment expenses	1,278	1,367	1,185
Technology expenses	665	680	586
Advertising	183	216	261
Other business development expenses	299	238	295
Data processing expense	385	493	450
Other taxes	525	425	437
Loan and deposit expenses	255	244	246
Legal and professional expenses	368	554	495
Regulatory assessment expenses	201	201	26
Other operating expenses	983	829	621
Total Operating Expenses	13,163	13,336	11,950
Income Before Income Tax Expense	9,753	8,843	8,366
Income tax expense	1,688	1,582	1,621
Net Income	$8,065	$7,261	$6,745

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,594,796	$17,165	4.31%	$1,635,103	$18,605	4.47%	$1,449,995	$16,466	4.50%
Securities - taxable	295,501	862	1.17%	303,689	873	1.15%	262,417	1,267	1.93%
Securities - tax-exempt	195,406	1,028	2.10%	169,621	961	2.27%	86,891	524	2.41%
Federal funds sold	77,484	22	0.11%	80,175	28	0.14%	34,030	113	1.32%
Interest-bearing balances due from banks	447,265	100	0.09%	239,953	58	0.09%	59,756	206	1.36%
Nonmarketable equity securities	3,447	1	0.13%	3,446	1	0.13%	1,351	4	1.07%
Total interest-earning assets	2,613,899	$19,178	2.94%	2,431,987	$20,526	3.32%	1,894,440	$18,580	3.89%
Allowance for loan losses	(18,669)			(16,653)			(14,078)
Noninterest earning assets	133,381			131,220			115,245
Total assets	$2,728,611			$2,546,554			$1,995,607
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,124,341	$479	0.17%	$983,992	$610	0.25%	$795,390	$986	0.50%
Time deposits	340,705	1,108	1.32%	333,575	1,255	1.50%	335,629	1,506	1.81%
Total interest-bearing deposits	1,465,046	1,587	0.44%	1,317,567	1,865	0.56%	1,131,019	2,492	0.89%
Other borrowings	—	—	—%	—	—	—%	80	—	0.55%
Total interest-bearing liabilities	1,465,046	$1,587	0.44%	1,317,567	$1,865	0.56%	1,131,099	$2,492	0.89%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	956,612			927,123			590,370
Accrued interest and other liabilities	18,187			19,468			16,584
Total noninterest-bearing liabilities:	974,799			946,591			606,954
Stockholders’ equity	288,766			282,396			257,554
Total liabilities and stockholders’ equity	$2,728,611			$2,546,554			$1,995,607
Net interest income		$17,591			$18,661			$16,088
Net interest spread			2.50%			2.76%			3.00%
Net interest margin			2.69%			3.01%			3.36%
Net interest margin FTE(3)			2.76%			3.08%			3.41%
Cost of deposits			0.27%			0.33%			0.58%
Cost of funds			0.25%			0.31%			0.53%
(1)Includes average outstanding balances of loans held for sale of $11.1 million, $17.1 million, and $4.2 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020.

	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,594,796	$17,165	4.31%	$1,635,103	$18,605	4.47%	$1,449,995	$16,466	4.50%
Less: PPP loans, net
Average	108,334			161,109			—
Interest		284			419			—
Fees		1,848			2,604			—
Total PPP loans, net	108,334	2,132	7.97%	161,109	3,023	7.45%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,486,462	$15,033	4.05%	$1,473,994	$15,582	4.14%	$1,449,995	$16,466	4.50%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.28%			2.47%			3.00%
Net interest margin			2.47%			2.70%			3.36%
Net interest margin FTE(3)			2.53%			2.77%			3.41%
(1)Includes average outstanding balances of loans held for sale of $11.1 million, $17.1 million, and $4.2 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Tangible common equity
Total stockholders' equity	$284,911	$285,478	$264,175
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$283,365	$283,932	$262,629
Common shares outstanding	7,306,747	7,325,333	7,322,532
Book value per common share	$38.99	$38.97	$36.08
Tangible book value per common share (non-GAAP)	$38.78	$38.76	$35.87

Tangible assets
Total assets	$2,820,672	$2,642,634	$2,010,701
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$2,819,126	$2,641,088	$2,009,155
Total stockholders' equity to assets	10.10%	10.80%	13.14%
Tangible common equity to tangible assets (non-GAAP)	10.05%	10.75%	13.07%

Non-PPP loans HFI
Loans HFI	$1,602,086	$1,588,446	$1,447,362
Adjustments:
PPP loans, net	(119,358)	(118,447)	—
Non-PPP loans HFI (non-GAAP)	$1,482,728	$1,469,999	$1,447,362

Assets excluding PPP loans, net
Assets	$2,820,672	$2,642,634	$2,010,701
Adjustments:
PPP loans, net	(119,358)	(118,447)	—
Assets excluding PPP loans, net (non-GAAP)	$2,701,314	$2,524,187	$2,010,701

Allowance for loan losses	$19,377	$17,951	$14,393
Deposits	$2,515,275	$2,340,360	$1,727,782

Loans HFI to deposits ratio	63.69%	67.87%	83.77%
Non-PPP loans HFI to deposits ratio (non-GAAP)	58.95%	62.81%	83.77%

Allowance for loan losses to loans HFI	1.21%	1.13%	0.99%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.31%	1.22%	0.99%